Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 033-52577 on Form N-1A of our report dated June 12, 2023, relating to the financial statements and financial highlights of Fidelity Series Treasury Bill Index Fund , a fund of Fidelity Hereford Street Trust , appearing in the Annual Report on Form N-CSR of Fidelity Hereford Street Trust f or the period ended April 30, 202 3 , and to the references to u s under the heading s “Financial Highlights ” in the Prospectus and “Independent Registered Public Accounting Fir m ” in the Statement of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

June 22, 2023